Exhibit 10.2

Amendment No. RIE539D

AMENDMENT

TO THE

MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of April 25, 2007, between CoBANK, ACB (“CoBank”) and DAKOTA GROWERS PASTA COMPANY, INC., Carrington, North Dakota (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated May 23, 2005 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  CoBank and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.             Section 10(C) and (D) of the MLA is hereby amended and restated to read as follows:

SECTION 10.       Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

(C)          Minimum Fixed Charge Coverage Ratio.  The Company and its consolidated Subsidiaries will at the end of each fiscal quarter of the Company, a Minimum Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 through and including April 30, 2008 and 1.15 to 1.00 thereafter.  For purposes hereof, the Minimum Fixed Charge Coverage Ratio is the ratio of (a) EBITDA (as defined above) for the Four Quarter Period (as defined above), minus capital expenditures (excluding capitalized expenses) not funded by debt for the Four Quarter Period, minus stock repurchases (excluding the $40 million stock repurchase scheduled to be completed by May 31, 2007) for the Four Quarter Period, minus equity retirements and dividends declared during the Four Quarter Period; to (b) interest expense for the Four Quarter Period, plus the sum of all scheduled principal payments made in respect of the long term debt for the Four Quarter Period.

(D)          Minimum Tangible Net Worth.  The Company and its consolidated Subsidiaries will maintain at the end of each fiscal quarter of the Company an excess of consolidated “Tangible Assets” (as defined below) over consolidated total liabilities (as determined in accordance with GAAP consistently applied) at not less than the sum of (a) $25,000,000.00, plus (b) 30% of cumulative net income of the Company and its consolidated subsidiaries beginning with consolidated net income for fiscal year ending July 31, 2007 and accumulating thereafter with consolidated net income at all subsequent fiscal year ends, plus (c) 100% of all contributed capital received by the Company and its consolidated subsidiaries after May 31, 2007.  For purposes hereof, “Tangible Assets” shall mean all assets (as determined in accordance with GAAP consistently applied) less all assets which would be classified as intangible assets under GAAP (including, but not limited to, goodwill, patents, trademarks, trade names, copyrights, and franchises).  In addition, for purposes of subsection (b) above, “net income” shall not include any net loss, such that, in the event of a net loss at any fiscal year end, such net loss shall not reduce the cumulative net income.

2.             Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	DAKOTA GROWERS PASTA COMPANY, INC.

By:	By:	/s/ Edward Irion

Title:	Title:	CFO